Exhibit 3(a)

The Board of Directors of The Peoples Gas Light and Coke Company adopted the following resolution on May 23, 2000:

Amendment to By-Laws

RESOLVED, That effective June 1, 2000, Section 3.1 of the By-laws of the Company is amended by deleting the number "five (5)" and inserting in lieu thereof the number "six (6)."